Exhibit (e)(viii)

EXHIBIT A

North Square RCIM Tax-Advantaged Preferred and Income Securities ETF

North Square Convertible Bonds ETF

North Square Disciplined Value ETF

North Square Global Infrastructure ETF

North Square Global Macro Bonds ETF

North Square Growth Opportunities ETF